HIGH YIELD PLUS
N-SAR Q. 70
Semi-annual Period ending 9/30/03


INVESTMENT PRACTICES

                                                      			 (Y or N) (Y orN)
A) Writing or investing in repurchase agreements           Y          Y
B) Writing or investing in options on equities             Y          N
C) Writing or investing in options on debt securities      Y          N
D) Writing or investing in options on stock indices        Y          N
E) Writing or investing in interest rate futures           Y          N
F) Writing or investing in stock index futures             Y          N
G) Writing or investing in options on futures              Y          N
H) Writing or investing in options on stock index futures  Y          N
I) Writing or investing in other commodity futures         N          N
J) Investments in restricted securities                    Y          Y
K) Investments in shares of other investment companies     N          N
L) Investments in securities of foreign issuers            Y          Y
M) Currency exchange transactions                          Y          N
N) Loaning portfolio securities                            Y       N/A*
O) Borrowing of money                                      Y          Y
P) Purchases/sales by certain exempted affiliated persons  Y          N
Q) Margin purchases                                        N          N
R) Short selling                                           N          N


*As subadvisor, Wellington Management Company, LLP would not be involved in a decision to engage in this investment practice. A response to this question should be based on the official books and records of the Fund and provided by the Fund's custodian.

To the best of my knowledge and based on Wellington Management Company's records, the undersigned believes the foregoing information to be true and complete.



Reviewed by: